As filed with the Securities and Exchange Commission on January 6, 2009

Registration No. 333-104353 Registration No. 333-52562 Registration No. 333-51486 Registration No. 333-90839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-104353

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-52562

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-51486

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-90839

UNDER THE SECURITIES ACT OF 1933

SYCAMORE NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3410558 (I.R.S. Employer Identification No.)

220 Mill Road, Chelmsford, Massachusetts 01824
(Address of Principal Executive Offices) (Zip Code)

Sycamore Networks, Inc. 1998 Stock Incentive Plan
Sycamore Networks, Inc. 1999 Stock Incentive Plan, as amended
Sycamore Networks, Inc. 1999 Non-Employee Director Stock Option Plan, as amended
Sycamore Networks, Inc. 1999 Employee Stock Purchase Plan
(Full titles of the plans)

Daniel E. Smith
President and Chief Executive Officer
Sycamore Networks, Inc.
220 Mill Road
Chelmsford, MA 01824
(978) 250-2900
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Alan R. Cormier, Esquire	Margaret A. Brown, Esquire
General Counsel	Skadden, Arps, Slate, Meagher & Flom LLP
Sycamore Networks, Inc.	One Beacon Street
220 Mill Road Chelmsford, MA 01824	Boston, MA 02108-3194

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☒ Accelerated filer ☐ Non-Accelerated filer ☐ Smaller Reporting Company ☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Sycamore Networks, Inc. (the "Company") (together, the "Prior Registration Statements"):

File No. 333-104353, pertaining to the registration of an aggregate of 1,228,092 shares of common stock, par value $0.001 per share of the Company ("Common Stock"), available for issuance under the Company's 1999 Employee Stock Purchase Plan (the "1999 ESPP"), which was filed with the Securities and Exchange Commission (the "SEC") and became effective on April 7, 2003;

File No. 333-52562, pertaining to the registration of 25,000,000 shares of Common Stock available for issuance under the Company's 1999 Stock Incentive Plan, as amended, which was filed with the SEC and became effective on December 22, 2000;

File No. 333-51486, pertaining to the registration of an aggregate of 9,371,021 shares of Common Stock available for issuance under the Company's 1999 Stock Incentive Plan, as amended, and 1999 Non-Employee Director Stock Option Plan, as amended, (together, the "1999 Plans") and the 1999 ESPP, which was filed with the SEC and became effective on December 8, 2000; and

File No. 333-90839, pertaining to the registration of an aggregate of (i) 18,473,553 shares of Common Stock available for issuance under the Company's 1998 Stock Incentive Plan and the 1999 Plans (collectively, the "Prior Plans") and (ii) 750,000 shares of Common Stock available for issuance under the 1999 ESPP, which was filed with the SEC and became effective on November 12, 1999.  The total number of shares of Common Stock registered under this Registration Statement was adjusted to 55,420,659 as a result of a three-for-one stock split of the Company's Common Stock effected in the form of a stock dividend paid on February 11, 2000 to those holders of record of the Company's Common Stock at the close of business on February 4, 2000.

At the Annual Meeting of Stockholders of the Company held on January 6, 2009, the Company’s stockholders approved (1) the 2009 Stock Incentive Plan to replace the 1999 Stock Incentive Plan, as amended, for grants of equity-based awards to the Company’s officers, directors, employees and consultants and (2) the 2009 Non-Employee Director Stock Option Plan to replace the 1999 Non-Employee Director Stock Option Plan, as amended, for grants of non-qualified stock option awards to the Company’s directors who are not officers or employees of the Company.  The 2009 Stock Incentive Plan and the 2009 Non-Employee Director Stock Option Plan are referred to herein together as the "2009 Plans".

           Effective January 6, 2009, the 1999 Plans were suspended and no additional awards will be made thereunder.  In addition, the 1999 ESPP has also been suspended and there are no additional awards available under the 1998 Stock Incentive Plan.  Effective immediately upon the filing of these Post-Effective Amendments to the Prior Registration Statements, the Registrant hereby deregisters an aggregate of 54,446,455 shares of Common Stock previously registered for offer and sale under the Prior Plans and the 1999 ESPP.  The deregistered shares represent shares of Common Stock remaining available for future issuance under the Prior Plans and the 1999 ESPP as of January 6, 2009 (the "Excess Shares").  Up to an additional 21,912,070 shares subject to outstanding awards under the Prior Plans that are not exercised or are forfeited, lapse or expire, or otherwise terminate without delivery of any Common Stock subject thereto after January 6, 2009, the effective date of the 2009 Plans (the "Carry Over Shares") will also be deregistered upon such forfeiture, lapse, expiration or termination.  The Prior Registration Statements will remain in effect to cover the potential issuance of shares of Common Stock upon exercise of the awards to which the Carry Over Shares are subject.  Under the terms of the 2009 Plans, upon the forfeiture, lapse, expiration or termination of the subject awards, the Carry Over Shares will be deregistered from the Prior Registration Statements and 21,806,901 of such Carry Over Shares will become available for issuance under the 2009 Plans and will be carried forward to the New Registration Statement (as defined below).

The following chart identifies the number of shares of Common Stock being deregistered from each Prior Registration Statement:

File No.	Number of Excess Shares Deregistered	Number of Carry Over Shares to be Deregistered upon Forfeiture, Lapse, Expiration or Termination of Subject Award
333-104353	160,777	---
333-52562	25,000,000	---
333-51486	9,270,000	---
333-90839	20,015,678	21,912,070
Total	54,446,455	21,912,070

Contemporaneously with the filing of these Post-Effective Amendments to the Prior Registration Statements covering the Prior Plans, the Company is filing a new Registration Statement on Form S-8 to register the shares of Common Stock available for issuance under the 2009 Plans, together with 21,806,901 of the Carry Over Shares when they become eligible for issuance under the terms of the 2009 Plans as described above (the “New Registration Statement”).  In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporate Finance (July 1997), these Post-Effective Amendments to the Prior Registration Statements covering the Prior Plans are hereby filed to (i) deregister the Excess Shares and carry forward from the Prior Registration Statements to the New Registration Statement 29,200,000 of such Excess Shares, together with the associated registration fees previously paid in respect of such shares and (ii) carry forward when eligible under the terms of the 2009 Plans and the applicable award grants 21,806,901 of the Carry Over Shares and the registration fees paid in respect thereof from the Prior Registration Statements to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts, on this 6th day of January, 2009.

SYCAMORE NETWORKS, INC.

By:	/s/ Daniel E. Smith
Daniel E. Smith
President and Chief Executive Officer

Power of Attorney and Signatures

We, the undersigned officers and directors of Sycamore Networks, Inc., hereby severally constitute Gururaj Deshpande, Daniel E. Smith and Paul F. Brauneis, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Post-Effective Amendments to the Registration Statements on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statements, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Sycamore Networks, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Post-Effective Amendments and any and all further amendments related thereto.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed below by the following persons in the capacities indicated on this 6th day of January, 2009.

/s/	Gururaj Deshpande	Chairman of the Board of Directors
Gururaj Deshpande

/s/	Daniel E. Smith	President, Chief Executive Officer and Director
	Daniel E. Smith	(Principal Executive Officer)

/s/	Paul F. Brauneis	Chief Financial Officer, Vice President,
	Paul F. Brauneis	Finance and Administration and Treasurer (Principal Financial and Accounting Officer)

/s/	Robert E. Donahue	Director
Robert E. Donahue

/s/	John W. Gerdelman	Director
John W. Gerdelman